Exhibit 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Quarter Ended September 30, 2010
NASHVILLE, TN, November 4, 2010/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the first quarter ended September 30, 2010 of its fiscal year ending June 30, 2011.
Operating Results
     Revenues for the three months ended September 30, 2010 were $53.1 million, compared with $57.3 million for the same period in fiscal year 2010. Income before income taxes for the three months ended September 30, 2010 was $0.5 million, compared with $2.9 million in the same period in fiscal year 2010. Net income for the three months ended September 30, 2010 was $0.4 million, or $0.01 per share on a diluted basis, compared with $2.8 million, or $0.06 per share on a diluted basis, for the same period in fiscal year 2010.
     Premiums earned for the three months ended September 30, 2010 were $43.9 million, compared with $48.5 million for the same period in fiscal year 2010. The decline was primarily due to the continued weak economic conditions, which have caused both a decline in the number of policies written, as well as an increase in the percentage of our customers purchasing liability-only coverage. The closure of underperforming stores also contributed to the decrease in policies written and premiums earned. At September 30, 2010, the number of policies in force was 150,175, compared with 152,866 at September 30, 2009. At September 30, 2010, we operated 393 stores, compared with 415 stores at September 30, 2009.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 73.0 percent for the three months ended September 30, 2010, compared with 68.4 percent for the three months ended September 30, 2009. For the three months ended September 30, 2010, we experienced favorable development related to prior periods of $2.1 million, compared with favorable development of $3.7 million for the three months ended September 30, 2009. The favorable development for the three months ended September 30, 2010 was primarily due to lower than anticipated severity of accidents, of which approximately $1.2 million related to losses occurring during the first six months of the 2010 calendar accident year and $0.9 million related to calendar accident years 2009 or prior.
     Excluding the favorable development related to prior periods, the loss and loss adjustment expense ratios for the three months ended September 30, 2010 and 2009 were 77.7 percent and 75.9 percent, respectively. This increase is due to higher loss adjustment expense resulting from (i) the increase in the percentage of claims related to liability-only coverage policies and (ii) increased investigative efforts with regards to Personal Injury Protection claims in Florida.

     Expense Ratio. Our expense ratio for the three months ended September 30, 2010 was 25.5 percent, compared with 26.0 percent for the same period in fiscal year 2010. The year-over-year decrease in the expense ratio was due to the reduction in fixed costs and savings realized from the closure of underperforming stores.
     Combined Ratio. The combined ratio was 98.5 percent for the three months ended September 30, 2010, compared with 94.4 percent for the same period in fiscal year 2010.
About First Acceptance Corporation
     Our primary focus is the selling, servicing and underwriting of non-standard personal automobile insurance products underwritten by us as well as certain commissionable ancillary products, primarily through employee-agents. In certain states, our employee-agents also sell other complementary insurance products underwritten by us. At September 30, 2010, we leased and operated 393 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2010	2009
Revenues:
Premiums earned	$43,934	$48,467
Commission and fee income	7,276	6,954
Investment income	2,137	1,913
Net realized losses on investments, available-for-sale	(224)	(22)

	53,123	57,312

Costs and expenses:
Losses and loss adjustment expenses	32,057	33,153
Insurance operating expenses	18,508	19,570
Other operating expenses	387	273
Litigation settlement	—	(381)
Stock-based compensation	192	383
Depreciation and amortization	476	464
Interest expense	991	989

	52,611	54,451

Income before income taxes	512	2,861
Provision for income taxes	120	101

Net income	$392	$2,760

Net income per share:
Basic and diluted	$0.01	$0.06

Number of shares used to calculate net income per share:
Basic	48,037	47,877

Diluted	48,509	48,308

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)

	September 30,	June 30,
	2010	2010
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $185,048 and $187,907, respectively)	$197,511	$196,550
Cash and cash equivalents	28,871	26,184
Premiums and fees receivable, net of allowance of $436 and $418	44,665	41,276
Other assets	9,519	8,733
Property and equipment, net	3,155	3,524
Deferred acquisition costs	4,053	3,623
Goodwill	70,092	70,092
Identifiable intangible assets	6,360	6,360

TOTAL ASSETS	$364,226	$356,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$71,191	$73,198
Unearned premiums and fees	55,011	52,563
Debentures payable	41,240	41,240
Other liabilities	15,190	12,151

Total liabilities	182,632	179,152

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 48,509 shares issued and outstanding	485	485
Additional paid-in capital	466,023	465,831
Accumulated other comprehensive income	12,463	8,643
Accumulated deficit	(297,377)	(297,769)

Total stockholders’ equity	181,594	177,190

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$364,226	$356,342

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended
	September 30,
	2010	2009
Premiums earned:
Georgia	$9,591	$10,902
Texas	5,910	5,912
Illinois	5,806	6,331
Florida	4,818	5,261
Alabama	4,386	5,210
Ohio	3,224	2,952
Tennessee	2,714	3,104
South Carolina	2,500	3,138
Pennsylvania	2,416	2,819
Indiana	1,145	1,221
Missouri	738	827
Mississippi	686	790

Total premiums earned	$43,934	$48,467

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended
	September 30,
	2010	2009
Loss and loss adjustment expense	73.0%	68.4%
Expense	25.5%	26.0%

Combined	98.5%	94.4%

POLICIES IN FORCE

	Three Months Ended
	September 30,
	2010	2009
Policies in force — beginning of period	154,655	158,222
Net decrease during period	(4,480)	(5,356)

Policies in force — end of period	150,175	152,866

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended
	September 30,
	2010	2009
Retail locations — beginning of period	394	418
Opened	—	—
Closed	(1)	(3)

Retail locations — end of period	393	415

RETAIL LOCATIONS BY STATE

	September 30,		June 30,
	2010	2009	2010	2009
Alabama	25	25	25	25
Florida	31	36	31	39
Georgia	60	61	60	61
Illinois	74	78	74	78
Indiana	17	18	17	18
Mississippi	8	8	8	8
Missouri	12	12	12	12
Ohio	27	27	27	27
Pennsylvania	16	17	16	17
South Carolina	26	27	26	27
Tennessee	19	20	19	20
Texas	78	86	79	86

Total	393	415	394	418